Exhibit 10.1

INCENTIVE STOCK OPTION

Granted by

Zosano Pharma Corporation (the “Company”)

Under the Amended and Restated 2014 Equity and Incentive Plan

This option (this “Option”) is and shall be subject in every respect to the provisions of the Company’s Amended and Restated 2014 Equity and Incentive Plan, as amended from time to time (the “Plan”), which is incorporated herein by reference and made a part hereof. The holder of this Option (the “Holder”) hereby accepts this Option subject to all the terms and provisions of the Plan and agrees that (a) in the event of any conflict between the terms hereof and those of the Plan, the latter shall prevail, and (b) all decisions under and interpretations of the Plan by the Board or the Committee shall be final, binding and conclusive upon the Holder and his or her heirs and legal representatives. The Notice of Grant provided to you through E*TRADE with respect this Option (the “Notice of Grant”) is incorporated herein by reference and made a part hereof. Capitalized terms used but not otherwise defined in this Option shall have the meanings given to such terms in the Plan.

1. Name of Holder: [_______]

2. Date of Grant: [_______]

3. Number of Shares Subject to Option: [_______]

4. Vesting Start Date: [_______]

5. Vesting Schedule. 25% of the shares subject to the Option shall vest and become exercisable on the first anniversary of the Vesting Start Date, and 1/48th of the total number of shares subject to the Option shall vest and become exercisable on the corresponding day of each month thereafter, so that 100% of the shares subject to the Option shall be fully vested and exercisable on the fourth anniversary of the Vesting Start Date, subject to the Holder’s continued service with the Company. All vesting shall cease upon the date, as determined by the Committee, that the Holder’s service terminates for any reason (such date, the “Termination Date”).

6. Exercise Price Per Share: $[_____]

7. Expiration Date: [______]

8. Method of Exercise. This Option may be exercised by the delivery of written notice to the Company setting forth the number of shares with respect to which the Option is to be exercised, together with payment by (i) cash, or certified or bank check or other instrument acceptable to the Administrator for an amount equal to the aggregate exercise price of the shares being purchased; or (ii) instructing a broker on the Holder’s behalf to sell shares of Stock otherwise issuable to the Holder upon exercise of the Option and submit the proceeds of such sale to the Company.

9. Termination of Services. This Option shall terminate on the earliest to occur of:

(i) the Expiration Date set forth above;

(ii) if the Holder, at the time the Option is granted, owns or is deemed to own more than ten percent (10%) of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation (determined in accordance with Section 424 of the Code), the expiration of five years from the Date of Grant set forth above;

(iii) three (3) months following the Termination Date upon any termination other than for Disability or death; or

(iv) twelve (12) months following the Termination Date upon termination for Disability or death, or if the Holder dies within three (3) months after his or her Termination Date.

10. Incentive Stock Option; Disqualifying Disposition. Although this Option is intended to qualify as an incentive stock option under the Code, the Company makes no representation as to the tax treatment upon exercise of this Option or sale or other disposition of the shares covered by this Option, and the Holder is advised to consult a personal tax advisor. The Holder acknowledges that, to the extent that the aggregate Fair Market Value (determined as of the time the Option is granted) of all shares with respect to which incentive stock options, including the Option (if applicable), are exercisable for the first time by the Holder in any calendar year exceeds $100,000, the Option and such other options shall be Nonstatutory Stock Options to the extent necessary to comply with the limitations imposed by Section 422(d) of the Code. The Holder further acknowledges that the rule set forth in the preceding sentence shall be applied by taking the Option and other “incentive stock options” into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder. The Holder also acknowledges that an incentive stock option exercised more than three months after the Holder’s termination of employment, other than by reason of death or Disability, will be taxed as a Nonstatutory Stock Option. Upon a Disqualifying Disposition of shares received upon exercise of this Option, the Holder will forfeit the favorable income tax treatment otherwise available with respect to the exercise of this Option. A “Disqualifying Disposition” shall have the meaning specified in Section 421(b) of the Code; as of the date of grant of this Option a Disqualifying Disposition is any disposition (including any sale) of such shares before the later of (a) the second anniversary of the date of grant of this Option and (b) the first anniversary of the date on which the Holder acquired such shares by exercising this Option, provided that such holding period requirements terminate upon the death of the Holder. The Holder shall notify the Company in writing immediately upon making a Disqualifying Disposition of any shares of Common Stock received pursuant to the exercise of this Option, and shall provide the Company with any information that the Company shall request concerning any such Disqualifying Disposition.

11. Adjustments. The Holder acknowledges that the Option is subject to modification and termination in certain events as provided in Sections 4(b) and 20 of the Plan.

12. Certain Incorporations. Without limiting the generality of any other provision of this Agreement, Sections 6(b) (“Non-transferability of Options”), 15 (“Tax Withholding”), 16 (“Section 409A Awards”), 18 (“Amendments and Termination”), 21(a) (“No Distribution; Compliance with Legal Requirements”), 21(c) (“Other Compensation Arrangements; No Employment Rights”), and 21(e) (“Forfeiture of Awards under Sarbanes-Oxley Act”) of the Plan are hereby expressly incorporated into this Agreement as if first set forth herein.

13. Entire Agreement; Governing Law. The Plan, the Notice of Grant and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to the subject matter hereof, provided that the Option shall be subject to any accelerated vesting provisions in any written agreement between the Holder and the Company or a Company plan pursuant to which the Holder participates, in each case, in accordance with the terms therein. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

14. Notice. Any notice to be given to the Company hereunder shall be deemed sufficient if addressed to the Company and delivered to the office of the Company, Zosano Pharma Corporation, 34790 Ardentech Court, Fremont, CA 94555, attention of the, Chief Executive Officer, or such other address as the Company may hereafter designate. Any notice to be given to the Holder hereunder shall be deemed sufficient if addressed to and delivered in person to the Holder at his or her address furnished to the Company or when deposited in the mail, postage prepaid, addressed to the Holder at such address.

IN WITNESS WHEREOF, the parties have executed this Option, or caused this Option to be executed, as of the Date of Grant.

ZOSANO PHARMA CORPORATION
By:
Name:
Title:

The undersigned Holder hereby acknowledges receipt of a copy of the Plan, the Notice of Grant and this Option, and agrees to the terms of this Option and the Plan.